Exhibit 99.1

OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq NM: OCCF)
www.occfiber.com

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Neil Wilkin	Marilynn Meek
President & CEO	General Information
(540) 265-0690	(212) 827-3773
investorrelations@occfiber.com	mmeek@financialrelationsboard.com

Tracy Smith	Susan Garland
Vice President & CFO	Analysts
(540) 265-0690	(212) 827-3775
investorrelations@occfiber.com	sgarland@financialrelationsboard.com

FOR IMMEDIATE RELEASE:

OPTICAL CABLE CORPORATION REPORTS SECOND QUARTER 2005

FINANCIAL RESULTS

Net Sales Increased 9%, and Net Income Increased Substantially

Compared to Fiscal 2004 Second Quarter

ROANOKE, VA, June 13, 2005 — Optical Cable Corporation (Nasdaq NM: OCCF) today announced financial results for its fiscal second quarter and six months ended April 30, 2005, reporting increased net sales, gross profit margins and net income.

Second Quarter 2005 Financial Results

Optical Cable reported that net income increased 538.1% to $364,000 or $0.06 per basic and diluted share for its second fiscal quarter ended April 30, 2005, compared to $57,000 or $0.01 per basic and diluted share for the same period last year.

Net sales for the second quarter of fiscal 2005 increased 9.0% to $11.6 million from $10.7 million for the same period last year. Sequentially, net sales for the second quarter of fiscal 2005 increased 4.2% compared to net sales of $11.1 million for the first quarter of fiscal 2005.

Optical Cable Corp. – Second Quarter 2005 Earnings Release

Gross profit margin, or gross profit as a percentage of net sales, increased to 40.7% for the second quarter of fiscal 2005 compared to 39.2% for the second quarter of fiscal 2004. By comparison, the gross profit margin was 41.2% for the first quarter of fiscal 2005.

Selling, general and administrative expenses (“SG&A expenses”) were $4.1 million in the second quarters of both fiscal years 2005 and 2004. This compares to SG&A expenses of $4.2 million during the first quarter of fiscal year 2005.

Fiscal Year-to-Date 2005 Financial Results

The Company recorded an increase in net income of 480.0% for the first six months of fiscal 2005 to $586,000 or $0.10 per basic and diluted share, compared to net income of $101,000 or $0.02 per basic and diluted share for the first six months of fiscal 2004.

Net sales for the first six months of fiscal 2005 increased 13.7% to $22.7 million from $20.0 million for the same period in fiscal 2004. The Company’s gross profit margin increased to 41.0% for the first six months of fiscal 2005 compared to 39.1% for the same period in fiscal 2004.

SG&A expenses for the first half of fiscal 2005 increased 10.0% to $8.4 million from $7.6 million for the same period last year. The increase in SG&A expenses during the first half of fiscal 2005 compared to the same period last year was primarily due to: employee compensation costs, professional fees (including legal and accounting fees), shipping costs associated largely with increased sales, travel expenses resulting from efforts to improve sales, and other administrative expenses.

Management’s Comments

“We are excited that the Optical Cable team has delivered substantial increases in net sales and net income during the second quarter,” stated Neil Wilkin, President and Chief Executive Officer of Optical Cable Corporation.

“We continue to position Optical Cable—through the execution of our strategy to target market segments and build our personnel and infrastructure resources—in an effort to realize greater gains in net income and returns for our shareholders over the long term. We believe we are beginning to see the results of these efforts,” said Mr. Wilkin.

“The 13.7% increase in net sales during the first half of fiscal 2005 was at the upper end of our net sales percentage growth projections of high single digit to low double digit percentage growth for fiscal year 2005. However, as we have seen in recent years, we continue to expect net sales in the second half of fiscal 2005 to be stronger than the first half of the fiscal year,” Mr. Wilkin added.

Optical Cable Corp. – Second Quarter 2005 Earnings Release

Company Information

Optical Cable Corporation is a leading manufacturer of fiber optic cables primarily sold into the enterprise market, and the premier manufacturer of military land tactical fiber optic cable for the U.S. military. Founded in 1983, Optical Cable Corporation pioneered the design and production of fiber optic cables for the most demanding military field applications, as well as fiber optic cables suitable for both indoor and outdoor use. The Company’s current broad product offering is built on the evolution of these fundamental technologies, and is designed to provide end-users with fiber optic cables that are easy and economical to install, provide a high degree of reliability and offer outstanding performance characteristics. Optical Cable Corporation sells its products worldwide for uses ranging from commercial and campus installations to customized products for specialty applications and harsh environments, including military applications. The Company manufactures its high quality fiber optic cables at its ISO 9001:2000 registered facility located in Roanoke, Virginia.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; the economic conditions affecting network service providers; corporate spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; further adverse changes in laws and regulations associated with the extraterritorial income exclusion; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States and subsequent military responses by the United States, and any potential future military conflicts; ability to retain key personnel; the Company’s ability to successfully implement planned changes to its information technology systems and manufacturing processes; the impact of changes in

Optical Cable Corp. – Second Quarter 2005 Earnings Release

accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to successfully comply with and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or our market position; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2005 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF INCOME

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004
Net sales	$11,609	$10,653	$22,749	$20,003
Cost of goods sold	6,880	6,478	13,431	12,184

Gross profit	4,729	4,175	9,318	7,819
Selling, general and administrative expenses	4,136	4,057	8,360	7,597

Income from operations	593	118	958	222

Interest expense, net	(25)	(35)	(34)	(60)
Other, net	4	5	4	(6)

Other expense, net	(21)	(30)	(30)	(66)

Income before income taxes	572	88	928	156

Income tax expense	208	31	342	55

Net income	$364	$57	$586	$101

Net income per share
Basic and diluted	$0.06	$0.01	$0.10	$0.02

Weighted average shares outstanding
Basic	5,798	5,611	5,749	5,562

Diluted	5,804	5,673	5,763	5,623

—MORE—

Optical Cable Corp. – Second Quarter 2005 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2005	October 31, 2004
Cash	$3,100	$4,342
Trade accounts receivable, net of allowance for doubtful accounts	8,015	8,210
Inventories	8,165	6,549
Other current assets	598	696

Total current assets	$19,878	$19,797
Non-current assets	12,627	12,316

Total assets	$32,505	$32,113

Total current liabilities	$4,018	$4,438
Total shareholders’ equity	28,487	27,675

Total liabilities and shareholders’ equity	$32,505	$32,113

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